As filed with the Securities and Exchange Commission on November 22, 2024
Registration No. 333-132530

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-3 REGISTRATION
STATEMENT NO. 333-132530

UNDER
THE SECURITIES ACT OF 1933

ARC Document Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware	20-1700361
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12657 Alcosta Blvd., Suite 200 San Ramon, California	94583
(Address of Principal Executive Offices)	(Zip Code)

Dilantha Wijesuriya
President and Chief Operating Officer
ARC Document Solutions, Inc.
12657 Alcosta Blvd., Suite 200
San Ramon, California 94583
(Name and address of agent for service)

(925) 949-5100
(Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment (the “Post-Effective Amendment”) relates to the Registration Statement on Form S-3 (File No. 333-132530) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) by ARC Document Solutions, Inc. (formerly American Reprographics Company), a Delaware corporation (the “Registrant”) on March 17, 2006 registering for resale by the selling stockholders named therein up to 7,000,000 shares of common stock, par value $0.001 per share, of the Registrant (“Common Stock”), as amended by Amendment No. 1 to the Registration Statement No. 333-132530, filed with the SEC on March 28, 2006.

On November 22, 2024, pursuant to the terms of an Agreement and Plan of Merger, dated as of August 27, 2024, by and among TechPrint Holdings, LLC, a Delaware limited liability company (“Parent”), TechPrint Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and the Registrant (such agreement, as amended by Amendment No. 1 to the Merger Agreement, dated September 10, 2024, by and among the Company, Parent and Merger Sub, the “Merger Agreement”), Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Registrant has terminated any and all offerings of its securities pursuant to the Registration Statement. In accordance with the undertakings made by the Registrant in the Registration Statement to remove from registration, by means of post-effective amendments, any securities that had been registered for issuance that remain unsold at the termination of the offering, by filing this Post-Effective Amendment, the Registrant hereby removes from registration all securities registered but unsold under the Registration Statement, if any, as of the date hereof.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Ramon, state of California, on November 22, 2024.

ARC DOCUMENT SOLUTIONS, INC.

Date: November 22, 2024	By:	/s/Dilantha Wijesuriya
	Name:	Dilantha Wijesuriya
	Title:	President and Chief Operating Officer

Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.